Exhibit 2.1


                PLAN OF TERMINATION, LIQUIDATION AND DISSOLUTION

           FIRST TRUST/VALUE LINE(R) & IBBOTSON EQUITY ALLOCATION FUND

         This PLAN OF TERMINATION, LIQUIDATION AND DISSOLUTION (the "Plan") is made on November 17, 2006 by FIRST TRUST/VALUE LINE(R) & IBBOTSON EQUITY ALLOCATION FUND (the "Fund"), a Massachusetts business trust and a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         WHEREAS, pursuant to Section 8.2 of the Declaration of Trust of the Fund, dated February 20, 2004 (the "Declaration"), the Fund may be terminated at any time by the Trustees by written notice to the Shareholders of the Fund;

         WHEREAS, the Board of Trustees (the "Board") of the Fund, after substantial discussion and deliberation, has unanimously determined that it is in the best interests of the Fund and the Shareholders of the Fund to terminate, liquidate and dissolve the Fund;

         WHEREAS, this Plan is intended to accomplish the complete termination, liquidation and dissolution of the Fund in accordance with the laws of the Commonwealth of Massachusetts, the Declaration and the By-Laws of the Fund as amended and restated on June 12, 2006 (the "By-Laws"); and

         WHEREAS, the Board has considered and approved this Plan as the method of terminating, liquidating and dissolving the Fund; and

         WHEREAS, any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Declaration;

         NOW THEREFORE, the termination, liquidation and dissolution of the Fund shall be carried out in the manner hereinafter set forth:

         1.       Effective Date of Plan.

         The Plan and the termination, liquidation and dissolution of the Fund as contemplated therein, having been duly approved and adopted by the Board pursuant to Section 8.2 of the Declaration, shall become effective upon the sending of written notice to the Shareholders as soon as practicable (the date upon which such notice is sent being referred to herein as the "Effective Date"). The Fund shall cause such written notice to the Shareholders to be sent to the Shareholders as soon as practicable.

         2.       Cessation of Business.

         At the close of business on the Effective Date, the Fund shall cease its business as an investment company and shall thereafter carry on no business except for the purpose of winding up its affairs, liquidating its assets,


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paying, discharging or making reasonable provision for the payment of all of the
Fund's liabilities, whether accrued, contingent, expected or otherwise, as provided in Section 4 hereof, distributing its remaining assets in complete distribution of the Trust Property to the Shareholders, and doing all other acts required to liquidate and wind up its business and affairs, and will dissolve, all in accordance with this Plan and with the Declaration.

         3.       Fixing of Interests and Closing of Shareholder Register Books.

         The Fund shall provide the requisite notice or notices to the American Stock Exchange ("AMEX") of its termination and liquidation and the date of the First Distribution (as defined below), and shall provide any other de-listing application as required by the AMEX in order to cease the trading of the Fund's shares on the AMEX (the date provided in such notice as the date the shares of the Fund shall cease trading on the AMEX being referred to herein as the "Notice Date"). The proportionate interests of Shareholders in the assets of the Fund shall be fixed on the basis of their respective holdings at the close of business on the Notice Date. On the Notice Date, the stock transfer books of the Fund shall be closed. Thereafter, the Shareholders' respective interests in the Fund's assets shall not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the AMEX.

         4.       Liquidation of Assets and Payments of Debts.

         As soon as is reasonable and practicable after the Effective Date, all portfolio securities of the Fund shall be converted to cash or cash equivalents. As soon as practicable after the Effective Date, the Fund shall determine and pay or discharge, or make reasonable provision to pay or discharge in full, all known or reasonably ascertainable unpaid liabilities or obligations of the Fund incurred or expected to be incurred, prior to the date of the First Distribution (as defined below) provided for in Section 5 below. If the Fund is unable to pay or discharge any liabilities of the Fund prior to the date of the First Distribution, the Fund shall retain cash or cash equivalents in an amount that it estimates is necessary to pay or discharge such unpaid liabilities of the Fund on the Fund's books on the date of the First Distribution and other liabilities as described in Section 5 below.

         5.       Liquidating Distributions.

         The Fund's Trust Property is expected to be distributed by one or more cash payments in complete cancellation of all of the outstanding shares of the Fund. The first distribution of the Fund's Trust Property (the "First Distribution") is expected to consist of cash representing a substantial portion of the assets of the Fund, less an estimated amount necessary to pay or discharge any (a) unpaid liabilities and obligations of the Fund on the Fund's books on the date of the First Distribution, (b) liabilities as the Fund's officers or Board shall reasonably deem to exist against the assets of the Fund as of the date of the First Distribution, and (c) a reserve for contingent liabilities as the Fund's officers or Board may reasonably deem appropriate. Any subsequent distribution (each, a "Distribution" and, together with the First Distribution, the "Liquidating Distributions") will consist of cash from any assets remaining after accrual of expenses, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the earlier Distributions and any other miscellaneous income of the Fund. The Board will set the payment date for


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the First Distribution and each subsequent Distribution to Shareholders as determined pursuant to Section 3 above. Cash or other assets held as provided herein for the payment of contingent or unascertained liabilities in accordance with this Plan in excess of the amounts ultimately required for the payment and discharge of the Fund's liabilities and obligations shall be distributed to the Shareholders at the time and under the conditions established with respect to such reserves or other arrangements hereunder providing for the payment thereof as determined by the Fund's officers or Trustees. Upon the Notice Date, all stock certificates held by Shareholders will be deemed to be cancelled. Each Shareholder of the Fund will receive Liquidating Distributions based upon the net assets of the Fund. Shareholders not holding stock certificates of the Fund will receive such Liquidating Distributions automatically. As Fund officers may reasonably deem appropriate, Shareholders who hold stock certificates of the Fund may or may not be required to return such stock certificates to receive Liquidating Distributions. Thereafter, the stock certificates held by Shareholders shall have no value. All Shareholders will receive information concerning the sources of the Liquidating Distributions. Upon mailing of the final Liquidating Distribution (the date of such mailing, the "Final Liquidation Date"), all of the Trust Property shall be distributed as required under Section
8.2 of the Declaration.

         6.       Satisfaction of Tax Distribution Requirements.

         At or immediately prior to the mailing of the First Distribution, the Fund shall, if necessary, have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Shareholders all of the Fund's investment company taxable income for taxable years or portions thereof ending at or prior to the date of the First Distribution (computed without regard to any deduction for dividends paid) and all of the net capital gain, if any, realized in taxable years or portions thereof ending at or prior to the date of the First Distribution (after reduction for any capital loss carry-forward) and any additional amounts necessary to avoid any excise tax for such periods.

         At or immediately prior to the Final Liquidation Date, the Fund shall, if necessary, have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Shareholders all of the Fund's investment company taxable income for taxable years ending at or prior to the Final Liquidation Date (computed without regard to any deduction for dividends paid) and all of the net capital gain, if any, realized in taxable years ending at or prior to the Final Liquidation Date (after reduction for any capital loss carry-forward) and any additional amounts necessary to avoid any excise tax for such periods.

         7.       Expenses of the Liquidation and Dissolution of the Fund.

         The Fund shall bear one half of all expenses incurred by it, with one half of all expenses borne by First Trust Advisors L.P., in taking any actions in furtherance of this plan.

         8.       Filings.

         As soon as practicable after the distributions of the Fund's Trust Property, the Fund shall file a notice of liquidation and dissolution of the


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Fund and any other documents as are necessary to effect the liquidation and dissolution of the Fund in accordance with the requirements of the Declaration, Massachusetts law, the Internal Revenue Code of 1986, as amended (the "Code"), any applicable securities laws, and any rules and regulations of the AMEX, the Securities and Exchange Commission (the "SEC") or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Fund is so qualified, as well as the preparation and filing of any tax returns, and a majority of the Board shall execute and lodge among the records of the Fund an instrument in writing setting forth the fact of the termination, liquidation and dissolution of the Fund.

         9. Deregistration as an Investment Company and as a Reporting Company.

         As soon as reasonably practicable after the Final Liquidation Date, the Fund shall file applications with the SEC to de-register under the 1940 Act and under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall be authorized to file any amendments thereto as the officers of the Fund deem necessary to effect such de-registration.

         10.      Dissolution and other Filings.

         As soon as reasonably practicable after the SEC has issued an order granting de-registration of the Fund, the Fund shall be terminated under Massachusetts law.

         11.      Power of Trustees.

         The Board, and, subject to the direction of the Board, the officers of the Fund, shall have authority to do or authorize any or all acts and things as they may consider necessary or desirable to carry out the purposes of this Plan, including, without limitation, the execution and filing of all certificates, documents, instruments, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of Massachusetts law, the 1940 Act, the Securities Act of 1933, as amended, the Exchange Act, the Code, the AMEX, or other applicable laws. The death, resignation or disability of any Trustee or officer of the Fund shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in this Plan.

         12.      Amendment or Abandonment.

         The Board shall have the authority to authorize such variations from, or amendments of, the provisions of this Plan (other than the terms governing Liquidating Distributions as contained in Section 5 above) solely as may be necessary or appropriate to give effect to the liquidation and dissolution of the Fund and the distribution of the Trust Property to Shareholders in accordance with the purposes to be accomplished by this Plan. The Board may not abandon this Plan at any time after the Effective Date and prior to the Final Liquidation Date.

         13.      Further Assurances.


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         The Fund, its Trustees and officers shall take such further action, prior to, at, and after the Final Liquidation Date, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

         14.      Governing Law.

         This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         15.      Limitations on Liability.

         Notice is hereby given of the Fund's Declaration of Trust and all amendments thereto, a copy of each of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitations of Shareholder and Trustee liability contained therein. The obligations imposed upon the Fund by this Plan are not binding upon any of the Fund's Trustees, officers or Shareholders individually, but are binding only upon the Fund's assets and property, and persons dealing with the Fund must look solely to the assets and property of the Fund for the enforcement of any claims.